1 1 Do not distribute/edit/copy without the written consent of A10 Networks Internal Use Only: Confidential A10’s Option Exchange Program Opens: November 19, 2015 Closes: December 17, 2015 at 9 pm Pacific Time

‹#› A10’s Option Exchange Program Agenda What is the option exchange program? Who can participate? Which options are eligible to participate? What will you receive in the exchange program for your underwater options? When will the exchange occur? How can you make your election to participate? Where can you learn more?

‹#› A10’s Option Exchange Program What is the Option Exchange Program? A10 is offering a voluntary one-time opportunity to exchange underwater stock option grants with per share exercise prices of $12.1875, $12.87 or $15.00 for new replacement Restricted Stock Unit awards covering a lesser number of shares with a different vesting schedule. Why is this offer being made? Like many companies, our stock has experienced volatility recently. As a result, some employees hold options with per share exercise prices higher than the current market price of A10’s Common Stock. The Option Exchange Program is designed to restore the retention and incentive value of equity compensation.

‹#› A10’s Option Exchange Program Who can participate? People meeting all of these criteria are eligible to participate: Employees or service providers of A10 or its subsidiaries who hold eligible options; Residing in: Brazil, Columbia, France, Germany, India, Indonesia, Japan, Korea, Mexico, the Netherlands, People’s Republic of China, Spain, Taiwan, United Arab Emirates, United Kingdom or United States; and Who are not executive officers or members of the Board of Directors. You must be an active employee or service provider continuously from the first day of the offer through the date the replacement RSUs are granted. Participation is voluntary.

‹#› A10’s Option Exchange Program Which options are eligible for exchange? Options that have per share exercise prices of $12.1875, $12.87 or $15.00. Options that are vested or unvested. Options that do not expire before the offer’s expiration date (December 17, 2015, unless we extend the offer). What will you receive if you participate in the exchange Participating employees or service providers in all eligible countries will receive a lesser number of Restricted Stock Units (RSUs) with a 1 year cliff in vesting and a total vesting period that would exceed that of your exchanged stock option by approximately 1 year. Fractional RSU shares will not be granted; shares will be rounded true.

‹#› A10’s Option Exchange Program Exchange Ratios: Exercise Price of Number of Options $12.1875 2.93 to 1 $12.87 3.03 to 1 $15.00 3.38 to 1

‹#› A10’s Option Exchange Program Vesting Schedules of RSUs: The vesting schedule of the new RSUs will depend on the vesting status of the corresponding, exchanged option as of the close of the offer (December 17, 2016, unless we extend the offer): The RSU will vest over a total period equal to the remaining vesting period of the exchanged option (rounded down to the nearest quarter year) plus 1 year. This is the total RSU vesting period. No shares will vest prior to the 1 year anniversary of the grant date. Although the vesting schedule of the original option may have had a monthly vesting component, there will be no monthly vesting on the new RSUs. The number of RSUs that will vest on each annual anniversary of the RSU grant is equal to: (a) the total number of RSUs granted times (b) one (1) divided by the number of years in the total RSU vesting period. Any residual shares will vest on the last month of the last remaining quarter of the total RSU vesting period (i.e., March 17, June 17 or September 17, as applicable (assuming the RSU grant date is December 17)).

‹#› A10’s Option Exchange Program RSU Vesting Schedules First calculate the RSU vesting period: Eligible Option Vesting Start Date Eligible Option Years vested on Dec. 17, 2015 Eligible Option Remaining Years to Vest on Dec. 17, 2015 RSU Vesting Schedule Remaining Years to Vest Rounded down plus 1 January 28, 2013 2.88 1.12 2 July 23, 2013 2.4 1.6 2.5 November 13, 2013 2.09 1.91 2.75 December 16, 2013 2 2 3 April 14, 2014 1.67 2.33 3.25 Then: Total RSU times 1 equals RSU shares shares number of years in new vesting each RSU vesting period yearly anniversary

‹#› A10’s Option Exchange Program Remaining years to vest: New RSU Vesting Period: Amount vesting on December 17, 2016: Amount vesting on December 17, 2017: Amount vesting on December 17, 2018: Fractional amount vesting: Fractional amount vesting date: From: To: 1 1.24 2 50.00% 50.00% 1.25 1.49 2.25 44.44% 44.44% 11.11% March 17, 2018 1.5 1.74 2.5 40.00% 40.00% 20.00% June 17, 2018 1.75 1.99 2.75 36.36% 36.36 27.28% Sept.17, 2018 2 2.24 3 33.33% 33.33% 33.34% 2.25 2.49 3.25 30.77% 30.77% 30.77% 7.69% March 17, 2019

‹#› A10’s Option Exchange Program Example Option #123 for 1,000 shares granted with a vesting start date of April 14, 2014 with an exercise price of $15.00 per share: Apply the exchange ratio (1000 divided by 3.38 = 295.858, round to 296). You will receive a replacement RSU for 296 shares. RSU vesting period: The original option had 1.67 years vested, with 2.33 years remaining to vest. Round 2.33 down to 2.25 and add 1. This equals 3.25. Finally, number of shares vesting each period: 296 X 1/3.25 = 91.07 91 shares will vest each year for three years (December 17 of 2016, 2017 and 2018) and 23 shares will vest on March 17, 2019.

‹#› A10’s Option Exchange Program You have the following choices: Complete the exchange election process online via A10’s Option Exchange Program website (other than any employees or service providers who reside in Germany, Japan or the Netherlands): https://A10.equitybenefits.com Return the completed election form via facsimile to the following fax number: 1 (408) 351-0840 Do nothing and you will be deemed not to have participated in the Option Exchange Program. Employees in Germany, Japan and the Netherlands must submit their elections via facsimile. How do I participate in the Exchange Program?

‹#› A10’s Option Exchange Program When will the exchange occur? Opens: Thursday, November 19, 2015 Closes: Thursday, December 17, 2015 at 9:00 pm Pacific Time (unless we extend the offer) NOTE: You may make or change your election at any point during this period. All valid elections made as of Thursday, December 17, 2015 at 9:00 pm Pacific Time will be final (unless we extend the offer). Failure to timely deliver your properly completed election form will mean that you will not be able to participate in the Exchange Program.

‹#› A10’s Option Exchange Program Exchange Offer Website: Login Page

‹#› A10’s Option Exchange Program Exchange Offer Website: Home Page

‹#› A10’s Option Exchange Program Exchange Offer Website: Election Screen

‹#› A10’s Option Exchange Program Exchange Offer Website: Option/RSU Details

‹#› A10’s Option Exchange Program Exchange Offer Website: Breakeven Calculator

‹#› A10’s Option Exchange Program Exchange Offer Website: Finalizing Your Election

‹#› A10’s Option Exchange Program Where can I learn more? 1. Visit the Option Exchange website at: https://A10.equitybenefits.com. Visit SEC website at www.sec.gov. Employee FAQ posted on the Option Exchange website. A10 Stock Administration Phone: +1 (408) 240-9341 Email: stockadmin@a10networks.com